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                                                                   EXHIBIT 99.1


                          151 Farmington Avenue             MEDIA CONTACT:
                          Hartford, Conn.  06156            Roy E. Clason, Jr.
                                                            (860) 273-7392
                                                            Clasonr@aetna.com

                                                            INVESTOR CONTACT:
                                                            Robyn S. Walsh
                                                            (860) 273-6184
                                                            Walshr@aetna.com




              AETNA ANNOUNCES HIGHER-THAN-ANTICIPATED MEDICAL COSTS

HARTFORD, CT, APRIL 10, 2001 - Aetna (NYSE: AET) today announced that first quarter 2001 results are expected to be significantly lower than current First Call estimates, as a result of increased medical costs due to higher utilization of health care services in fourth quarter 2000 and first quarter 2001. As a result, the company cannot confirm its previous projection of $1.20 to $1.30 per share in operating earnings ($3.50 to $3.60 per share in cash operating earnings, which is before goodwill amortization) for the full year 2001.

Based on current information, the company expects to record in the first quarter approximately $90 million before taxes of additional medical costs related to services performed in prior periods, primarily the fourth quarter of 2000. Almost half of this amount was caused by additional medical costs related to a Medicare market that the company exited effective Jan. 1, 2001. This will be treated as a nonrecurring "other item" in the first quarter earnings release. The remainder reflects a fourth quarter Commercial HMO medical cost trend, based on current information, of approximately 13 percent, compared to the approximately 12 percent that was estimated previously.

Also, based on preliminary data, the commercial HMO risk medical cost trend for services rendered in the first quarter is running considerably higher than previously projected.

The adverse financial impact of these higher-than-anticipated medical costs is related to Commercial and Medicare HMO risk products. The Group Insurance, Large Case Pensions and nonrisk businesses are performing consistent with expected levels. The
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                                     -more-

company's premium yields are essentially on plan. The implementation of previously announced administrative expense reductions also is on plan. And first quarter interest expense is expected to be lower than previously projected due to favorable market conditions.

"These continued increases in medical costs are clearly unacceptable and do not reflect the positive potential of Aetna," Chairman, President and CEO John W. Rowe, M.D., said. "I and our new management team, including Chief of Health Operations Ron Williams, Chief Medical Officer Bill Popik, and Chief Information Officer Wei-Tih Cheng, all of whom joined us in recent weeks, are intensely focused on determining the root causes of these medical cost issues and taking corrective action. We are gratified that many of the other components of our long-term recovery plan already are taking hold."

The company will announce first quarter financial results on May 10, 2001.

Aetna is the nation's leading provider of health care and related benefits, serving more than 19 million health care members, 14 million dental members and 12 million group insurance customers as of December 31, 2000.

ABOUT AETNA'S NEW TEAM

         - JOHN W. ROWE, M.D., joined Aetna in September 2000 as president and CEO of Aetna U.S. Healthcare. He became president and CEO of Aetna on Dec. 13, 2000 and chairman on April 1. Before joining Aetna, Dr. Rowe served as president and chief executive officer of Mount Sinai NYU Health. He is a proven leader and manager, who successfully led a large, nationally recognized health care complex through a period of major expansion and change. He has shown an ability to set and manage strategic goals, manage costs and meet financial objectives.

         - RONALD A. WILLIAMS, chief of Aetna's Health Operations - who came to Aetna from one of our most successful competitors, WellPoint in March 2001 - brings a proven track record as a successful leader in the industry. As group president of WellPoint's Large Group Division and president of WellPoint's Blue Cross of California subsidiary, Williams demonstrated his ability to deliver consistently solid financial results, in addition to member-responsive products and high levels of customer satisfaction.

         - WILLIAM C. POPIK, M.D., Aetna's chief medical officer, came to Aetna from CIGNA Healthcare, another major competitor, in March 2001. As senior vice president and national medical director, he was responsible for medical quality and medical cost management. He also focused on large national accounts and served as CIGNA's representative to MedUnite, the technology alliance of leading health plans to which Aetna belongs. Popik also has extensive expertise in managing disease management programs and comprehensive clinical knowledge.

                                     -more-
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         -        WEI-TIH CHENG, Aetna's new senior vice president and chief information officer, came to Aetna from Memorial Sloan-Kettering Cancer Center in April 2001, where he served as vice president for Information Systems. Cheng has a very strong record of achievement as a business leader, devising information technology solutions that not only improve productivity and efficiency, but also the quality of the business and health outcomes. His peers in the health care industry voted him CIO of the year in 1999.

                                      # # #

CAUTIONARY STATEMENT - Certain information in this press release is forward looking, including our preliminary projections of medical cost trends for the first quarter of 2001 and reasons for their increase, the projected performance of our Group Insurance, Large Case Pensions and nonrisk businesses, our statements regarding our long-term recovery plan and our statements regarding premium yields, our administrative expense-reduction efforts and interest expense. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: continued or further unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or recontracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); the ability to maintain targeted levels of service, and improve relations with providers as well as operating performance, while making significant staff reductions and taking actions to reduce medical costs; the ability to successfully integrate the Prudential HealthCare transaction on a timely basis and in a cost-efficient manner (which also is affected by the ability to retain targeted membership, eliminate duplicative administrative functions and integrate management information systems); adverse government regulation (including legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential litigation exposure, other proposals that would increase potential litigation exposure or proposals that would mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size and product mix of membership in key markets; and the outcome of litigation and other regulatory matters, including numerous purported health care class actions and ongoing reviews of business practices by various regulatory agencies. For more discussion of important factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2000 Report on Form 10-K, on file with the Securities and Exchange Commission. You also should read the Form 10-K for a discussion of Aetna's historical results of operations and financial condition.